SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
                      10960 Wilshire Boulevard, Suite 1100
                       Los Angeles, California 90024-3783
                               Tel: (310) 477-3924
                               Fax: (310) 478-6070




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


We were previously the independent accountants for EarthNetMedia, Inc. However, we did not issue any reports on the financial statements of EarthNetMedia, Inc. from the date of our appointment on October 23, 2002 through the date of our dismissal.

On May 16, 2003, we were dismissed as independent accountants of EarthNetMedia, Inc. We have read EarthNetMedia's statements included under Item 4 of its Form 8-K for May 16, 2003, and we agree with such statements in paragraphs two and six; however, we have no basis to comment on paragraphs one, three, four, and five.



/s/ Singer Lewak Greenbaum & Goldstein LLP
Los Angeles, California
May 21, 2003